EXECUTION COPY







                        $850,000,000


                         FIVE-YEAR


                      CREDIT AGREEMENT


                        dated as of


                     November 6, 1995,


               as amended and restated as of


                     January 18, 1996,


                           among


            Central and South West Corporation,


                  The Banks Listed Herein

                            and

                 Union Bank of Switzerland,
                          as Agent



                       Citibank, N.A.
                       Credit Suisse
                 Union Bank of Switzerland
                         Arrangers

                       Credit Suisse
                     Syndication Agent

                       Citibank, N.A.
                    Documentation Agent
                     TABLE OF CONTENTS


                                                        Page

  ARTICLE 1

                        DEFINITIONS

       1.1.   Definitions                                 1
       1.2.   Accounting Terms and Determinations        15
       1.3.   Types of Borrowings                        15

  ARTICLE 2

                        THE CREDITS

       2.1.   Commitments                                16
       2.2.   Term Loans                                 16
       2.3.   Notice of Committed Borrowing              16
       2.4.   Money Market Borrowings                    17
       2.5.   Notice to Banks; Funding of Loans          21
       2.6.   Notes                                      22
       2.7.   Maturity of Loans                          22
       2.8.   Interest Rates                             22
       2.9.   Fees                                       27
       2.10.  Optional Termination or Reduction
              of Commitments                             27
       2.11.  Method of Electing Interest Rates          27
       2.12.  Scheduled Termination of Commitments       29
       2.13.  Optional Prepayments                       29
       2.14.  General Provisions as to Payments          30
       2.15.  Funding Losses                             30
       2.16.  Computation of Interest and Fees           31
       2.17.  Regulation D Compensation                  31

  ARTICLE 3

                         CONDITIONS

       3.1.   Effective Date                             32
       3.2.   Borrowings                                 33

  ARTICLE 4

               REPRESENTATIONS AND WARRANTIES

       4.1.   Corporate Existence and Power              34
       4.2.   Corporate and Governmental Authorization;
              No Contravention                           35
       4.3.   Binding Effect                             35
       4.4.   Financial Information                      35
       4.5.   Litigation                                 36
       4.6.   Compliance with ERISA                      36
       4.7.   Environmental Matters                      37
       4.8.   Taxes                                      37
       4.9.   Subsidiaries                               38
       4.10.  Full Disclosure                            38
       4.11.  No Defaults                                38

  ARTICLE 5

                         COVENANTS
       5.1.   Information                                38
       5.2.   Payment of Obligations                     40
       5.3.   Maintenance of Property; Insurance         40
       5.4.   Conduct of Business and Maintenance of
              Existence                                  40
       5.5.   Compliance with Laws                       41
       5.6.   Inspection of Property, Books and Records  41
       5.7.   Use of Proceeds                            41
       5.8.   Negative Pledge                            42
       5.9.   Transactions with Affiliates               44
       5.10.  Sale of Material Subsidiaries              44
       5.11.  Prohibition of Fundamental Changes.        44
       5.12.  Minimum Consolidated Net Worth             44
       5.13.  Syndication                                45

  ARTICLE 6

                          DEFAULTS

       6.1.   Events of Default                          45
       6.2.   Notice of Default                          48

  ARTICLE 7

                         THE AGENT

       7.1.   Appointment and Authorization              48
       7.2.   Agent and Affiliates                       48
       7.3.   Action by Agent                            48
       7.4.   Consultation with Experts                  48
       7.5.   Liability of Agent                         48
       7.6.   Indemnification                            49
       7.7.   Credit Decision                            49
       7.8.   Successor Agent                            49
       7.9.   Agent's Fee                                50
       7.10.  Arrangers, etc.                            50

  ARTICLE 8

                  CHANGE IN CIRCUMSTANCES

       8.1.   Basis for Determining Interest Rate
              Inadequate or Unfair                       50
       8.2.   Illegality                                 51
       8.3.   Increased Cost and Reduced Return          52
       8.4.   Taxes                                      53
       8.5.   Base Rate Loans Substituted for  Affected
              Fixed Rate Loans                           55
       8.6.   Replacement of Bank                        56

  ARTICLE 9

                       MISCELLANEOUS

       9.1.   Notices                                    58
       9.2.   No Waivers                                 59
       9.3.   Expenses; Indemnification                  59
       9.4.   Sharing of Set-Offs                        60
       9.5.   Amendments and Waivers                     60
       9.6.   Successors and Assigns                     61
       9.7.   Collateral                                 62
       9.8.   Governing Law; Submission to Jurisdiction  63
       9.9.   Counterparts; Integration; Effectiveness   63
       9.10.  WAIVER OF JURY TRIAL                       63


       EXHIBIT A - Note
       EXHIBIT B - Money Market Quote Request
       EXHIBIT C - Invitation for Money Market Quotes
       EXHIBIT D - Money Market Quote
       EXHIBIT  E  - Opinion of Special Counsel  for  the
       Borrower   EXHIBIT F - Opinion of Special  Counsel
       for the Agent and         the Arrangers
       EXHIBIT G - Assignment and Assumption Agreement

       AGREEMENT dated as of November 6, 1995, as amended and restated as of January 18, 1996, among CENTRAL AND SOUTH
WEST CORPORATION, the BANKS listed on the signature pages hereof and UNION BANK OF SWITZERLAND, as Agent.

       The parties hereto are party to a Credit Agreement dated as of November 6, 1995, as amended by Amendment No. 1 thereto dated as of November 21, 1995 (as so amended, the "Original Credit Agreement"). Pursuant to the Original Credit Agreement, the Banks (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned to it in Section 1.1) have made term loans to the Borrower in an aggregate principal amount outstanding on the Effective Date equal to $731,000,000 (the "Term Loans"). The proceeds of the Term Loans have been used by the Borrower, directly or indirectly, to acquire ordinary shares of Bidco, and such proceeds have been used by Bidco to acquire ordinary shares of the Target and to pay costs and expenses related thereto.

     The Borrower has requested that the Original Credit
Agreement be amended and restated to, among other things,
(a) convert the Term Loans to revolving credit loans that may be prepaid and reborrowed in accordance with the terms hereof, (b) convert the undrawn Commitment (as defined in the Original Credit Agreement) to a revolving credit commitment, (c) allow the proceeds of Loans to be used by the Borrower for general corporate purposes, including financing of the Acquisition and payment of costs and expenses related thereto, and (d) make certain other changes to the Original Credit Agreement to effectuate the foregoing.

       The Banks and the Agent are willing so to amend and restate the Original Credit Agreement. Accordingly, the parties hereto agree as follows:

                         ARTICLE 1

                        DEFINITIONS


SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

       "Absolute Rate Auction" means a solicitation of Money
Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.4.

       "Acquisition" means the acquisition by Bidco of ordinary shares of the Target.

       "Adjusted CD Rate" has the meaning set forth in
Section 2.8(b).

       "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

       "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

       "Agent" means Union Bank of Switzerland, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

       "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

       "Arrangers" means Citibank, N.A., Credit Suisse and
Union Bank of Switzerland, in their respective capacities as arrangers of the credit facility hereunder.

       "Assessment Rate" has the meaning set forth in
Section 2.8(b).

       "Assignee" has the meaning set forth in
Section 9.6(c).

       "Bank" means each bank listed on the signature pages hereof, each Replacement Bank which becomes a Bank pursuant to Section 8.6, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

       "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

       "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

       "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

       "Bidco" means CSW (UK) plc, a limited company incorporated in England and Wales.

       "Borrower" means Central and South West Corporation, a Delaware corporation, and its successors.

       "Borrower's 1994 Form 10-K" means the Borrower's annual report on Form 10-K for 1994, as filed with the Commission pursuant to the Securities Exchange Act of 1934.

       "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended
September 30, 1995, as filed with the Commission pursuant to the Securities Exchange Act of 1934.

       "Borrowing" has the meaning set forth in Section 1.3.

       "CD Base Rate" has the meaning set forth in
Section 2.8(b).

       "CD Loan" means (i) a Loan which bears interest at a CD Rate pursuant to the applicable Notice of Committed
Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a CD Loan immediately before it became overdue.

       "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

       "CD Rate" means a rate of interest determined pursuant to Section 2.8(b) on the basis of an Adjusted
CD Rate.

       "CD Reference Banks" means the principal New York offices of Citibank, N.A., Credit Suisse and Union Bank of
Switzerland.

       "Commission" means the Securities and Exchange
Commission, or any entity succeeding to its responsibilities under the Public Utility Holding Company Act of 1935, as amended.

       "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.10.

       "Committed Loan" means a loan made by a Bank pursuant to Section 2.1, provided that, if any such loan or loans (a portion thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

       "Confidential Information Memorandum" has the meaning set forth in Section 5.13.

       "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

       "Consolidated Net Worth" means at any date the consolidated common stock equity of the Borrower and its Consolidated Subsidiaries determined as of such date.

       "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,
(iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.8 and the definition of Material Debt, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person.

       "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

       "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

       "Documentation Agent" means Citibank, N.A., in its capacity as documentation agent of the credit facility hereunder.

       "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

       "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

       "Domestic Loans" means CD Loans or Base Rate Loans or both.

       "Domestic Reserve Percentage" has the meaning set forth in Section 2.8(b).

       "Effective Date" means the date this amendment and restatement of the Original Credit Agreement becomes effective in accordance with Sections 3.1 and 9.9.

       "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, in each case as in effect and applicable to the Borrower and its Subsidiaries at the time the representation in Section 4.7 is made or compliance with Section 5.5 is determined.

       "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor statute.

       "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under
Section 414 of the Internal Revenue Code.

       "Euro-Dollar Business Day" means any Domestic
Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

       "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending
Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar
Lending Office by notice to the Borrower and the Agent.

       "Euro-Dollar Loan" means (i) a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

       "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

       "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.8(c) on the basis of a London Interbank Offered Rate.

       "Euro-Dollar Reference Banks" means the principal
London offices of Citibank, N.A., Credit Suisse and Union
Bank of Switzerland.

       "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.17.

       "Event of Default" has the meaning set forth in
Section 6.1.

       "Facility Agreement" means the Facility Agreement dated November 5, 1995, between Bidco, the Arrangers and
Original Banks named therein and Credit Suisse, as Facility and Security Agent, as amended, supplemented or otherwise modified from time to time.

       "Facility Fee Rate" means a rate per annum determined in accordance with the Pricing Schedule.

       "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Union Bank of Switzerland on such day on such transactions as determined by the Agent.

       "Fixed Rate Loans" means CD Loans, Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1) or any combination of the foregoing.

       "Group of Loans" means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, (ii) all Euro-Dollar Loans having the same Interest Period at such time or (iii) all CD Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

       "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

       "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

       "Indemnitee" has the meaning set forth in
Section 9.3(b).

"Interest Period" means: 1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

       (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business
  Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

       (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

       (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

       (2) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable
Notice of Interest Rate Election and ending 30, 60, 90 or
180 days thereafter, as the Borrower may elect in the applicable notice; provided that:

       (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-
  Dollar Business Day; and

       (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

       (3) with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.4; provided that:

      (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

      (b)  any Interest Period which begins on the last

  Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last
  Euro-Dollar Business Day of a calendar month; and

      (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination
  Date.

      (4) with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.4; provided that:

      (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

      (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination
  Date.

       "Internal Revenue Code" means the Internal Revenue
Code of 1986, as amended, or any successor statute.

       "LIBOR Auction" means a solicitation of Money Market
Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.4.

       "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

       "Loan" means a Domestic Loan, a Euro-Dollar Loan or a Money Market Loan and "Loans" means Domestic Loans, Euro-
Dollar Loans or Money Market Loans or any combination thereof.

       "London Interbank Offered Rate" has the meaning set forth in Section 2.8(c).

       "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $25,000,000.

       "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

       "Material Subsidiary" means each Subsidiary which is a "public utility company" within the meaning of
Section 2(a)(5) of the Public Utility Holding Company Act of
1935.

       "Money Market Absolute Rate" has the meaning set forth in Section 2.4(d)(ii)(D).

       "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

       "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

       "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.1).

       "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

       "Money Market Margin" has the meaning set forth in
Section 2.4(d)(ii)(C).

       "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.4.

       "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of

Section 4001(a)(3) of ERISA (i) to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period and (ii) which is covered by Title IV of ERISA.

       "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

       "Notice of Borrowing" means a Notice of Committed
Borrowing (as defined in Section 2.3) or a Notice of Money
Market Borrowing (as defined in Section 2.4(f)).

       "Notice of Interest Rate Election" has the meaning set forth in Section 2.11.

       "Offer" has the meaning set forth in the Facility
Agreement.

       "Original Credit Agreement" has the meaning set forth in the Introductory Statement.

       "Parent" means, with respect to any Bank, any Person controlling such Bank.

       "Participant" has the meaning set forth in
Section 9.6(b).

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

       "Pricing Schedule" means the Schedule attached hereto identified as such.

       "Prime Rate" means the rate of interest publicly announced by Union Bank of Switzerland in New York City from time to time as its Prime Rate.

       "Quarterly Date" means March 31, June 30, September
30 and December 31.

       "Reference Banks" means the CD Reference Banks or the
Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

       "Regulation U" means Regulation U of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

       "Replacement Bank" has the meaning set forth in
Section 8.6.

       "Required Banks" means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate unpaid principal amount of the Loans.

       "Revolving Credit Period" means the period from and including the Effective Date to but excluding the Termination Date.

       "SEC Authorization Date" means December 31, 1997, the outside maturity date for bank borrowings by the Borrower specified by the Commission in its order adopted pursuant to the Public Utility Holding Company Act of 1935, as amended (Release No. 35-26156; International Series Release No. 743; 70-8423), as such order may be amended from time to time, or such later outside maturity date as may be established for such purpose by order of the Commission, a copy of which order shall be furnished promptly to the Agent.

       "Stage 1" means the period from and including the Effective Date to and including the earlier of (i) May 3, 1996, and (ii) the earliest to occur of (a) the date on which all the ordinary shares of the Target have been acquired by Bidco and all options to acquire such ordinary shares have been cancelled, (b) the date on which the Offer lapses or is abandoned by Bidco and (c) any earlier date specified by the Borrower by notice to the Agent in accordance with Section 9.1.

       "Stage 2" means the period from but excluding the last day of Stage 1 to but excluding the Termination Date.

       "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

       "Syndication Agent" means Credit Suisse, in its capacity as syndication agent of the credit facility hereunder.

       "Target" means SEEBOARD plc, a public limited company incorporated in England and Wales.

       "Termination Date" means the earlier of (i) November
6, 2000, and (ii) the SEC Authorization Date, or, if any such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

       "Term Loan" has the meaning set forth in the Introductory Statement.

       "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds
(ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

       "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

SECTION 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Fixed Rate Borrowing" is a Euro-Dollar Borrowing, a CD Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1), and a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.4 in which the Bank participants are determined on the basis of their bids in accordance therewith). Borrowings may also be classified as "Stage 1 Borrowings" or "Stage 2 Borrowings" on the basis of whether they are to be made during Stage 1 or Stage 2.

                            ARTICLE 2

                           THE CREDITS


SECTION 2.1. Commitments. During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with
Section 3.2(a)(ii) or 3.2(b)(ii), as the case may be) and shall be made from the several Banks ratably in proportion to their respective Commitments; provided, however, that the failure of any Bank to make any Loan shall not relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.13 and reborrow at any time during the Revolving Credit Period under this Section.


SECTION 2.2. Term Loans. On the Effective Date, each Term Loan shall be deemed to be a Loan hereunder, with the same
Interest Period and interest rate as when made under the Original Credit Agreement.


SECTION 2.3. Notice of Committed Borrowing. The Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than 12:00 Noon (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic
Business Day before each CD Borrowing and (z) the third Euro-
Dollar Business Day before each Euro-Dollar Borrowing, specifying:

       (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar
  Borrowing;

       (ii)    the aggregate amount of such Borrowing;

       (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro-Dollar Rate;

       (iv) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

       (v) in the case of a Stage 1 Borrowing, whether the proceeds thereof will be used, directly or indirectly, to finance the Acquisition or to pay costs and expenses related thereto.

SECTION 2.4. Money Market Borrowings.  (a)  The Money
Market Option. In addition to Committed Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

       (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on
(x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate
Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or
Absolute Rate Auction for which such change is to be effective) specifying:

      (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute
  Rate Auction,

      (ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,

     (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

      (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market
  Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within three Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

       (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

       (d)    Submission and Contents of Money Market Quotes.
(i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection
(d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to
Section 9.1 not later than (x) 4:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction.

Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

       (ii)  Each Money Market Quote shall be in
substantially the form of Exhibit D hereto and shall in any case specify:

       (A)    the proposed date of Borrowing,

       (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount
  (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted (which aggregate limitation may be allocated by the Borrower among such offers as the Borrower may elect),

       (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the
  "Money Market Margin") offered for each such Money Market
  Loan, expressed as a percentage (specified to the nearest
  1/10,000th of 1%) to be added to or subtracted from such base rate,

       (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such
  Money Market Loan, and

       (E)    the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest
Period specified in the related Invitation for Money Market
Quotes.

       (iii)  Unless the Borrower and the Agent shall
otherwise agree, any Money Market Quote shall be disregarded if it:

      (A)  is not substantially in conformity with Exhibit
  D hereto or does not specify all of the information required by subsection (d)(ii);

      (B) contains qualifying, conditional or similar language;

      (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money
  Market Quotes; or

      (D)  arrives after the time set forth in subsection
  (d)(i).

       (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection
(d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market
Quote submitted by such Bank with respect to the same Money
Market Quote Request.  Any such subsequent Money Market
Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The
Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

       (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e).
In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted.
The Borrower may accept any Money Market Quote in whole or in part; provided that:

       (i)    the aggregate principal amount of each Money Market
  Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;


       (ii) the principal amount of each Money Market Borrowing must be $10,000,000 or a larger multiple of $1,000,000;

       (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, for the applicable Interest
            Period; and

        (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

       (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money
Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest
Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

SECTION 2.5. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

       (b) Not later than 2:00 p.m. (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.1. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

       (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and, to the extent such Bank has failed to do so within three Domestic
Business Days of demand therefor by the Agent, the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount (together with interest thereon), for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.8 and
(ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's
Loan included in such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such Bank's Loan included in such Borrowing shall be deemed not to have been made. This subsection (c) shall not limit any right of the Borrower pursuant to Section 8.6.

SECTION 2.6. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans. Prior to the syndication referred to in
Section 5.13, the Loans of each Bank shall be evidenced by the Note issued to such Bank under the Original Credit Agreement.

       (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

       (c)    Upon receipt of each Bank's Note pursuant to
Section 3.1(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

SECTION 2.7. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

       (b) Each Money Market Loan included in any Money
Market Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

SECTION 2.8. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

       (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate

Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the rate applicable to Base Rate Loans for such day and (ii) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan at the date such payment was due.

       The "Adjusted CD Rate" applicable to any Interest
Period means a rate per annum determined pursuant to the following formula:

                [ CDBR       ]*
       ACDR  =  [ ---------- ]  + AR
                [ 1.00 - DRP ]

       ACDR  =  Adjusted CD Rate
       CDBR  =  CD Base Rate
        DRP  =  Domestic Reserve Percentage
         AR  =  Assessment Rate

  __________
  * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

       The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

       "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

       "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

       (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

       The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

       (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing
(x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

       (e) Subject to Section 8.1, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank
Offered Rate for such Interest Period (determined in accordance with Section 2.8(c) as if the related Money
Market LIBOR Borrowing were a Committed Euro-Dollar
Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.4.
Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest
Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.4. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

       (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

       (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of
Section 8.1 shall apply.

SECTION 2.9. Fees. (a) Commitment Fee. The Borrower shall pay to the Agent for the account of the Banks ratably a commitment fee of 0.30% per annum on the daily aggregate amount of the undrawn Commitments during Stage 1.

       (b) Facility Fee. The Borrower shall pay to the Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Commitments, whether used or unused, during Stage 2 (or, if the Commitments shall have terminated in their entirety during Stage 2, on the daily aggregate outstanding principal amount of the Loans).

       (c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

SECTION 2.10.   Optional Termination or Reduction of
Commitments.  During the Revolving Credit Period, the
Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

SECTION 2.11.   Method of Electing Interest Rates. (a)  The
Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing.
Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:


       (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic
  Business Day or to Euro-Dollar Loans as of any Euro-Dollar
  Business Day;

       (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, subject to Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest
  Period applicable to such Loans; and

       (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to
  Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted to Domestic Loans of the other type or are CD Rate Loans to be continued as CD Rate Loans for an additional Interest Period, in which case such notice shall be delivered to the Agent not later than 10:30 A.M. (New York City time) on the second Domestic Business Day before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 (or, if such remaining portion is comprised of Base Rate Loans, $10,000,000) or any larger multiple of $1,000,000.

       (b)    Each Notice of Interest Rate Election shall specify:

       (i) the Group of Loans (or portion thereof) to which such notice applies;

       (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

       (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and

       (iv) if such Loans are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate
Election shall comply with the provisions of the definition of Interest Period.

       (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

       (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 3.2.

SECTION 2.12.  Scheduled Termination of Commitments.  The
Commitments shall terminate on the Termination Date.

SECTION 2.13. Optional Prepayments. (a) Subject in the case of any Fixed Rate Borrowing to Section 2.15, the Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Group of Domestic Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1) or upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included in such Group.

       (b) Except as provided in subsection (a) above, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof without the prior written consent of the Bank making such Loan.

       (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.14. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 p.m. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in
Section 9.1. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans or Money Market LIBOR Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Absolute Rate Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

       (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.15. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.8(d), or if the Borrower fails to borrow, convert or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.5(a), 2.11(c) or 2.13(c) the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related
Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, convert or prepay, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.16. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.17. Regulation D Compensation. For so long as any Bank maintains reserves against "Eurocurrency liabilities"
(or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Euro-Dollar
Lending Office) of making or maintaining its Euro-Dollar
Loans is increased, then such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least four Euro-Dollar
Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five Euro-Dollar
Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer's certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank's good faith estimate of the level at which the related reserves are maintained by it).

       "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).


                          ARTICLE 3

                         CONDITIONS


SECTION 3.1. Effective Date. The effectiveness of the amendment and restatement of the Original Credit Agreement in the form hereof shall be subject to the satisfaction of each of the following conditions:

       (a) the Agent shall have received an opinion of Vinson & Elkins L.L.P., special counsel for the Borrower, substantially in the form of Exhibit E hereto;

       (b) the Agent shall have received an opinion of Cravath, Swaine & Moore, special counsel for the Agent and the Arrangers, substantially in the form of Exhibit F hereto;
  and

       (c) the Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower, as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Borrower, authorizing the execution, delivery and performance by the Borrower of this Agreement and the Notes and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, (C) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement, any Note or any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

       SECTION 3.2. Borrowings. (a) The obligation of any Bank to make a Loan on the occasion of any Stage 1 Borrowing, the proceeds of which are to be used, directly or indirectly, to finance the Acquisition or to pay costs and expenses related thereto, is subject to the satisfaction of the following conditions:

       (i) the Agent shall have received a Notice of Borrowing as required by Section 2.3 or 2.4, as the case may be;

       (ii) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

       (iii) the fact that, immediately before and after such Borrowing, no Default described in clause (f) or (g) of
  Section 6.1 shall have occurred and be continuing; and

       (iv) the fact that the representations and warranties of the Borrower contained in Sections 4.1, 4.2 and 4.3 shall be true in all material respects on and as of the date of such Borrowing.

Each Borrowing hereunder of the type described in this
Section 3.2(a) shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (ii), (iii) and (iv) of this
Section 3.2(a).

       (b) The obligation of any Bank to make a Loan on the occasion of any Borrowing other than a Stage 1 Borrowing of the type described in Section 3.2(a) is subject to the satisfaction of the following conditions:

       (i) the Agent shall have received a Notice of Borrowing as required by Section 2.3 or 2.4, as the case may be;

      (ii)  the fact that, immediately after such
  Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

      (iii) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

      (iv)  the fact that the representations and
  warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing.

Each Borrowing hereunder of the type described in this
Section 3.2(b) shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (ii), (iii) and (iv) of this
Section 3.2(b).


                          ARTICLE 4

               REPRESENTATIONS AND WARRANTIES


       The Borrower represents and warrants that:

SECTION 4.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, except for the order of the Commission contemplated by the definition of SEC Authorization Date, which, as of the date of each Borrowing, has been obtained and is in full force and effect with respect to the Borrowings to be made on such date, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement or instrument governing Debt of the Borrower or any of its Subsidiaries or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries.

SECTION 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Agreement and the Notes is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

SECTION 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated
Subsidiaries as of December 31, 1994 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Arthur Andersen LLP and set forth in the Borrower's 1994 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

       (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, set forth in the Borrower's Latest Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

       (c) Since September 30, 1995 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated
Subsidiaries, considered as a whole.

SECTION 4.5. Litigation. (a) Except for the matters disclosed in the Borrower's 1994 Form 10-K, the Borrower's Latest Form 10-Q and the Borrower's current report on Form 8-K dated September 6, 1995 (the "Disclosed Matters"), there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

       (b) Since the date of the latest filing with the Commission referred to in Section 4.5(a), there has been no development in the Disclosed Matters which is likely to materially and adversely affect the ability of the Borrower to perform its obligation under this Agreement and the Notes.

SECTION 4.6.  Compliance with ERISA.  Each member of the
ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the

Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.7. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates liabilities and costs arising under or imposed by Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Environmental Law, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees). On the basis of this review, the Borrower has no reason to conclude that such liabilities and costs arising under, including the costs of compliance with, Environmental Laws, are likely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.8. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than taxes which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.9.       Subsidiaries.  Each of the Borrower's
corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.10. Full Disclosure. All information (taken as a whole) heretofore furnished in writing by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank (including, without limitation, all information used in the preparation of, or which forms part of, the Confidential Information Memorandum) will be, to the knowledge of the Borrower, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed, either in reports on Form 10-K, Form 10-Q or Form 8-K (or their equivalents) filed with the Commission or otherwise in writing to the Banks, any and all facts known to the Borrower which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

SECTION 4.11.      No Defaults.  On the Effective Date, no
Default or Event of Default exists under this Agreement.


                      ARTICLE 5

                      COVENANTS


       The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

SECTION 5.1.  Information.  The Borrower will deliver to the
Agent:

       (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual report of the Borrower and its Subsidiaries filed with the Commission on Form 10-K for such year;

       (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the quarterly report of the Borrower and its Subsidiaries filed with the Commission on Form 10-Q for such quarter;

       (c) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

       (d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

       (e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Form 8-K (or its equivalent) which the Borrower shall have filed with the Commission;

       (f) if and when any member of the ERISA Group (i) gives notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given notice of any such reportable event, a copy of the notice of such reportable event given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Section 4201, 4203 or 4204 of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated under Section 4241, 4245 or 4041A of ERISA, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
  Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or which may reasonably be expected to result in the imposition of a lien or the posting of a bond or other security under
  Section 401(a)(29) or 412(n) of the Internal Revenue Code, or Section 302(f) or 307 of ERISA, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

       (g) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

SECTION 5.2. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with and to the extent required by generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

SECTION 5.3.    Maintenance of Property; Insurance.  (a)  The
Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

       (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with no greater than such risk retention as are customarily maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Agent, upon reasonable request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.4. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this
Section 5.4 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the transfer of assets, rights, privileges, licenses, franchises or businesses from one Subsidiary to another Subsidiary or
(iii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

SECTION 5.5 Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.6. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.7. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes, including the acquisition, directly or indirectly, of ordinary shares or subordinated debt of Bidco (the proceeds of such ordinary shares or subordinated debt of Bidco to be used by Bidco solely (i) to acquire ordinary shares of the Target, either in the open market, pursuant to the Offer or otherwise and (ii) to pay costs and expenses relating to the Offer). None of the proceeds of the Loans made under this Agreement will be used, directly or indirectly, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including without limitation Regulation U. After giving effect to the consummation of the Offer and the financing thereof, "margin stocks" (as defined in Regulation U) will not constitute more than 25% of the assets of the Borrower and its Subsidiaries on a consolidated basis.

SECTION 5.8.      Negative Pledge.  The Borrower will not
create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

       (a) Liens existing on the date of this Agreement securing obligations in an aggregate amount not exceeding
  $25,000,000;

       (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

       (c) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower and not created in contemplation of such event;

       (d) any Lien existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

       (e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

       (f) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations,
  (ii) do not secure any obligation in an amount exceeding
  $25,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

       (g)    Liens on cash and cash equivalents securing
  Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $25,000,000;

       (h) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with generally accepted accounting principles;

       (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 6.1(i) hereof;

       (j) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

       (k) deposits to secure the performance of bids, trade contracts (other than for Debt), leases, statutory obligations, surety bonds, appeal bonds with respect to judgments not exceeding $25,000,000, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

       (l) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower; and

       (m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount at any date not to exceed 5% of Consolidated Net Worth.

SECTION 5.9. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 5.10. Sale of Material Subsidiaries. The Borrower will not and will not permit any Subsidiary to, at any time, sell or otherwise transfer, directly or indirectly, any capital stock of or other equity interest in any Material
Subsidiary if, after giving effect thereto, such Material
Subsidiary would no longer be a Subsidiary.

SECTION 5.11.           Prohibition of Fundamental Changes.  The
Borrower shall not:

       (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself
  (or suffer any liquidation or dissolution); or

       (b) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or property.

       Notwithstanding the foregoing provisions of this
Section 5.11, the Borrower may merge or consolidate with any other Person if the Borrower is the surviving corporation or the surviving corporation assumes the liabilities of the Borrower by operation of law or otherwise.

SECTION 5.12. Minimum Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth to be less than $2,000,000,000 at any time.

SECTION 5.13. Syndication. The Borrower acknowledges that the Arrangers intend promptly to commence to syndicate their Commitments or Loans in accordance with the provisions of
Section 9.6. The Borrower agrees actively to assist the Arrangers in achieving a syndication that is satisfactory to them and to the Borrower. Such assistance shall include but not be limited to (i) the preparation with the Arrangers of a Confidential Information Memorandum and other marketing materials (collectively, the "Confidential Information Memorandum") and (ii) direct contact, including the hosting of one or more bank meetings, between senior management of the Borrower and its Subsidiaries (including, after consummation of the Offer, the Target) on the one hand, and potential Assignees and Participants on the other hand.


                           ARTICLE 6

                           DEFAULTS


SECTION 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

       (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five days of the due date thereof any interest, any fees or any other amount payable hereunder;

       (b) the Borrower shall fail to observe or perform its obligations under Section 5.1(c), 5.7, 5.10, 5.11 or 5.12;

       (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Agent at the request of any Bank;

       (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

       (e) any event or condition shall occur which results in the acceleration of any Material Debt;

       (f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

       (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

       (h) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
  Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

       (i) judgments or orders for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;
  or

       (j) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals (i) who were directors of the Borrower on the first day of such period,
  (ii) whose election or nomination to the board of directors of the Borrower was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board or
  (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board, shall cease to constitute a majority of said board;

then, and in every such event, the Agent shall (i) except as provided below in this Section 6.1, if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% of the aggregate unpaid principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that (A) in the case of any of the Events of Default specified in clause 6.1(f) or 6.1(g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (B) except as described in the immediately preceding clause (A), during Stage 1 the Agent and the Banks shall not be entitled to terminate the Commitments without the consent of the Borrower.

SECTION 6.2. Notice of Default. The Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                        ARTICLE 7

                        THE AGENT


SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.2. Agent and Affiliates. Union Bank of Switzerland shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Union Bank of Switzerland and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent.

SECTION 7.3. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

SECTION 7.4. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment or, if the Commitments have terminated, the outstanding principal amount of its Loans, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any Arranger or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.
Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent subject to the approval of the Borrower. If no successor Agent shall have been so appointed and approved, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. Any retiring Agent shall refund any unearned portion of its administrative agency fee.

SECTION 7.9.     Agent's Fee.  The Borrower shall pay to the
Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

SECTION 7.10. Arrangers, etc. Nothing in this Agreement shall impose on any Arranger, the Syndication Agent or the Documentation Agent, in its capacity as such, any duties or obligations whatsoever.


                       ARTICLE 8

                  CHANGE IN CIRCUMSTANCES


SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest
Period for any CD Loan, Euro-Dollar Loan or Money Market
LIBOR Loan:

       (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

       (b) in the case of CD Loans or Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted CD Rate or the London Interbank Offered Rate, as the case may be, as determined by the Agent will not, together with any increased costs reimbursable by the Borrower hereunder, adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period,
  the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer
exist, (i)   the obligations of the Banks to make CD Loans or Euro-
Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic
Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed
Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.


SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest

Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

SECTION 8.3. Increased Cost and Reduced Return. (a) If on or after (x) the Effective Date, in the case of any Committed Loan or any obligation to make Committed Loans or
(y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement for which such Bank is entitled to compensation for the relevant Interest Period under
Section 2.17), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

       (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

       (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section 8.3, the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Bank notifies the Agent and the Borrower that it proposes to demand such compensation and identifies to the Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.

SECTION 8.4.      Taxes.  (a)  For the purposes of this
Section 8.4, the following terms have the following meanings:

"Taxes" means any and all present or future taxes,
duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this
Agreement or under any Note, and all penalties and interest
with respect thereto, excluding (i)   in the case of each Bank and
the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located, in which its Applicable Lending Office is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United
States withholding tax at the time such Bank first becomes a party to this Agreement.

       "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under any Note or from the execution or delivery of this Agreement or any Note.

       (b) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other
Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and
(iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

       (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes
(including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by such Bank or the Agent (as the case may be). This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes appropriate demand therefor.

       (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United
States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

       (e) For any period with respect to which a Bank has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at the expense of such Bank) as such Bank shall reasonably request to assist such Bank to recover such Taxes.

       (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank in its sole judgment.

SECTION 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

       (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks); and

       (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted to a Base
  Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.

SECTION 8.6.     Replacement of Bank.

       (a)    In the event that:


              (i)    any Bank requests compensation pursuant to
              Section 8.3 or 8.4 hereof;

              (ii) the obligation of any Bank to make Euro-Dollar Loans or to continue, or to convert Base Rate Loans into, Euro-Dollar Loans shall be suspended pursuant to Section 8.2 hereof;

              (iii) any Bank becomes insolvent or fails to make any Committed Loan in response to a timely Notice of Committed Borrowing where the Required Banks have made the respective Committed Loans to be made by them in response to such notice; or

              (iv) any Bank fails or refuses to agree to a request by the Borrower to amend or waive, or to grant any consent under, any provision of the Agreement under circumstances when such amendment, waiver or consent has been approved by the Required Banks, such amendment, waiver or consent requires the approval of all of the Banks to be effective and such failure or refusal is evidenced by (x) written objection by such Bank to any such request made to it by the Agent in writing describing such amendment, waiver or requested consent in principle, (y) failure by such Bank to respond in writing to any such request so made to it on or before the 15th Domestic Business Day after it receives such request, or (z) failure by such Bank to execute and deliver definitive documentation furnished to it by the Agent to effectuate any such amendment, waiver or consent on or before the 15th Domestic Business Day after it receives such documentation;

         then, so long as such condition exists, the Borrower may either:

                     (1)  designate another financial
            institution (such financial institution being herein called a "Replacement Bank") acceptable to the Agent (which acceptance will not be unreasonably withheld) and which is not an Affiliate of the Borrower, to assume such Bank's Commitment hereunder and to purchase the Loans of such Bank and such Bank's rights under this Agreement and the Note held by such Bank, all without recourse to or representation or warranty by, or expense to such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Bank plus any amounts payable to such Bank under Section 2.15 hereof calculated as if such purchase constituted a prepayment of Loans plus any other amounts payable to such Bank under this Agreement, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Agent by the Replacement Bank of documentation satisfactory to the Agent (pursuant to which such Replacement Bank shall assume the obligations of such original Bank under this Agreement), the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder;
            or

            (2)  with the prior written consent of
            the Required Banks, pay to such Bank the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Bank plus any amounts payable to such Bank under Section 2.15 hereof calculated as if such purchase constituted a prepayment of Loans. In the event that the Borrower exercises its rights under the preceding sentence, the Bank against which such rights are exercised shall no longer be a party hereto or have any rights or obligations hereunder;

            provided that the obligations of the
            Borrower to such Bank under Article 8 and
            Section 9.3 hereof with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise.

       (b) If the Borrower exercises its rights under clause (2) of Section 8.6(a) hereof, the Borrower may, not later than 180 days after such exercise, designate a Replacement Bank acceptable to the Agent (which acceptance will not be unreasonably withheld) and which is not an Affiliate of the Borrower, to assume a Commitment or, if the Commitments have terminated, to make a Loan or Loans hereunder in an amount not greater than the Commitment or Loans, as the case may be, of the Bank against which such rights were exercised and, subject to the execution and delivery to the Agent by the Replacement Bank of documentation satisfactory to the Agent the Replacement Bank shall become party to this Agreement as a Bank.


                            ARTICLE 9

                          MISCELLANEOUS


SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article 2 or Article 8 shall not be effective until received.

SECTION 9.2. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent and each Arranger, including reasonable fees and disbursements of Cravath, Swaine & Moore, special counsel for the Agent and the Arrangers, in connection with the preparation of the Original Credit Agreement and this Agreement, the syndication contemplated by Section 5.13, any waiver or consent hereunder or any amendment hereof or any Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including (without duplication) the reasonable fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

       (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing
(each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to the Commitments, the Loans or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct.

SECTION 9.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, or any fees hereunder,
(iii) postpone the date fixed for any payment of principal of or interest on any Loan, or any fees hereunder or for the scheduled termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

       (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), or (iv) of
Section 9.5 without the consent of the Participant.  The
Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

       (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $15,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Agent, which shall not be unreasonably withheld; provided that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required;
and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.
Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United
States federal income taxes in accordance with Section 8.4.

      (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal
Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

       (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 9.7. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in

Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.9. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it constituting delivery of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER,
THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND
ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING
OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS
CONTEMPLATED HEREBY.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
                                    CENTRAL AND SOUTH WEST CORPORATION,


                                    By /s/ Stephen J. McDonnell
                                    Name:  Stephen J. McDonnell
                                    Title:   Treasurer
                                    Address:  1616 Woodall
                                              Rodgers Freeway
                                              Dallas, TX  75202
                                    Facsimile: 214-777-1223


Commitments

$283,333,333                        CITIBANK, N.A.,


                                    By /s/ Sandip Sen
                                    Name:  Sandip Sen
                                    Title:  Vice President
                                    Address:  399 Park Avenue
                                              New York, NY  10043
                                    Facsimile:  212-793-6130


$283,333,333                        CREDIT SUISSE,


                                    By /s/ Marilou Palenzuela
                                    Name:  Marilou Palenzuela
                                    Title: Member of Senior Management
                                    Address:  633 West Fifth Street
                                              Los Angeles, CA  90071
                                    Facsimile:  914-955-8245



                                    By /s/ Maria N. Gaspara
                                    Name:  Maria N. Gaspara
                                    Title:  Associate

$283,333,334                        UNION BANK OF SWITZERLAND,


                                    By /s/ Michael F. Donohue, Jr.
                                    Name:  Michael F. Donohue, Jr.
                                    Title:  Managing Director
                                    Address:  299 Park Avenue
                                              New York, NY  10171
                                    Facsimile:  212-821-3383


                                    By /s/ Bruce T. Richards
                                    Name:  Bruce T. Richards
                                    Title:  Managing Director


_________________________
Total Commitments
$850,000,000


                                    UNION BANK OF SWITZERLAND, as
                                    Agent,



                                    By /s/ Michael F. Donohue, Jr.
                                    Name:  Michael F. Donohue, Jr.
                                    Title:  Managing Director
                                    Address:  299 Park Avenue
                                              New York, NY  10171
                                    Facsimile:  212-821-3383


                                    By /s/  Bruce T. Richards
                                    Name:  Bruce T. Richards
                                    Title:  Managing Director

                      PRICING SCHEDULE

         Each of "Euro-Dollar Margin", "CD Margin" and
"Facility Fee Rate" means, for any date during Stage 1 or Stage 2, as the case may be, the rates set forth below in the row opposite such term and in the column corresponding to the "Pricing Level" that applies at such date:

                               Stage 1
                        (in basis points per annum)
                       LEVEL I  LEVEL II  LEVEL III
       Euro-Dollar      30.00     35.00     50.00
       Margin
       CD Margin        42.50     47.50     62.50


                               Stage 2
                       (in basis points per annum)
                      Level I  Level II   Level III
       Facility Fee    10.00     12.50      17.50
       Rate
       Euro-Dollar     20.00     22.50      32.50
       Margin
       CD Margin       32.50     35.00      45.00


         For purposes of this Schedule, the following terms have the following meanings:

         "D&P" means Duff & Phelps Credit Rating Co. or any successor thereto.

         "Level I Pricing" applies at any date if, at such date, the Borrower's commercial paper ratings achieve at least two of the following three ratings thresholds:
(x) A-1 or higher by S&P, (y) P-1 or higher by Moody's or
(z) D-1 or higher by D&P.

         "Level II Pricing" applies at any date if, at such date, (i) the Borrower's commercial paper ratings achieve at least two of the following three ratings thresholds:

(x) A-2 or higher by S&P, (y) P-2 or higher by Moody's or
(z) D-2 or higher by D&P and (ii) Level I Pricing does not apply.

         "Level III Pricing" applies at any date if, at such date, no other Pricing Level applies.

         "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

         "Pricing Level" refers to the determination of which of Level I, Level II or Level III Pricing applies at any date.

         "S&P" means Standard & Poor's Rating Services or any successor thereto.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the unsecured commercial paper of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

                                                    Exhibits A - Note

                            NOTE



$[          ]                        New York, New York
                                     ___________ __, 199_




       For value received, Central and South West
Corporation, a Delaware corporation (the "Borrower"),
promises to pay to the order of ______________________ (the
"Bank"), for the account of its Applicable Lending Office,
the lesser of (i) $[    ] and (ii) the unpaid principal
amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The
Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Union Bank of Switzerland, New York, New York.

       All Loans made by the Bank, the respective types thereof and all prepayments and repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

       This note is one of the Notes referred to in the Credit Agreement dated as of November 6, 1995, as amended and restated as of January 18, 1996, among Central and South West Corporation, the banks listed on the signature pages thereof and Union Bank of Switzerland, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                           Central and South West Corporation




                           By____________________
                           Name:
                           Title:

              LOANS AND PAYMENTS OF PRINCIPAL


__________________________________________________________________________

                Amount      Type      Amount of
                  of         of       Principal     Notation
        Date     Loan       Loan       Repaid       Made By
__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

                                      EXHIBIT B - Money Market Quote Request

                     Form of Money Market Quote Request



                                               [Date]




To:             Union Bank of Switzerland (the "Agent")

From:           Central and South West Corporation

Re:             Credit Agreement dated as of November 6,
                1995, as amended and restated as of January 18, 1996 (the "Credit Agreement"), among Central and South West Corporation, the Banks party thereto and the Agent

       We hereby give notice pursuant to Section 2.4 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):


Date of Borrowing:  __________________

Principal Amount1               Interest Period2

$



----------------
   1 Amount must be $10,000,000 or a larger multiple of $1,000,000. 2 Not less than one month (LIBOR Auction) or not less than 7 days
     (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

     Such Money Market Quotes should offer a Money Market
[Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

       Terms used herein have the meanings assigned to them in the Credit Agreement.


                           Central and South West Corporation



                           By________________________
                           Name:
                           Title:




                             EXHIBIT C    - Invitation for Money Market Quotes

                   Form of Invitation for Money Market Quotes




To:    [Name of Bank]

Re:    Invitation for Money Market Quotes to Central and
       South West Corporation (the "Borrower")


       Pursuant to Section 2.4 of the Credit Agreement dated as of November 6, 1995, as amended and restated as of January 18, 1996, among Central and South West Corporation (the "Borrower"), the Banks party thereto and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):


Date of Borrowing:  __________________

Principal Amount              Interest Period


$


       Such Money Market Quotes should offer a Money Market
[Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

       Please respond to this invitation by no later than [4:00 P.M.] [9:30 A.M.] (New York City time) on [date].


                           UNION BANK OF SWITZERLAND,
                                As Agent


                           By______________________
                              Authorized Officer

                                   EXHIBIT D  - Money Market Quote


                        Form of Money Market Quote



To:    Union Bank of Switzerland, as Agent

Re:    Money Market Quote to Central and South West
       Corporation (the "Borrower")

       In response to your invitation on behalf of the Borrower dated _____________, 19__, we hereby make the following Money Market Quote on the following terms:

1.   Quoting Bank:  ________________________________
2.   Person to contact at Quoting Bank:

     _____________________________
3.   Date of Borrowing: ____________________*
4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following
     Interest Periods and at the following rates:


Principal   Interest  Money Market
Amount**    Period*** [Margin****] [Absolute Rate*****]

$

$



  [Provided, that the aggregate principal amount of Money
  Market Loans for which the above offers may be accepted shall not exceed $____________.]**

__________
(notes continued on following page)
* As specified in the related Invitation.
** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

           We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of November 6, 1995, as amended and restated as of January 18, 1996, among the Borrower, the Banks party thereto and yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.


                           Very truly yours,

                           [NAME OF BANK]


Dated:_______________      By:__________________________
                              Authorized Officer



__________
(notes continued from previous page)
*** Not less than one month or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".
***** Specify rate of interest per annum (to the nearest
1/10,000th of 1%).



                       EXHIBIT E - Opinion of Special Counsel for the Borrower



                         OPINION OF
                   VINSON & ELKINS L.L.P.


                                ________________,  199_


To the Banks and the Agent
  Referred to Below
c/o Union Bank of Switzerland
  as Agent
299 Park Avenue
New York, New York  10017

Dear Sirs:

       We have acted as special counsel to Central and South West Corporation (the "Borrower") in connection with the Credit Agreement (the "Credit Agreement") dated as of November 6, 1995, as amended and restated as of January 18, 1996, between the Borrower, the banks listed on the signature pages thereof and Union Bank of Switzerland, as Agent. Except as otherwise provided herein, terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Section 3.1(a) of the Credit Agreement.

       In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

                (a)  the Credit Agreement;

                (b)  the promissory notes executed and
            delivered by the Borrower under the Original
            Credit Agreement (the "Notes"); and

                (c)  such records of the Borrower and such
            other documents as we have deemed necessary as a basis for the opinions expressed below.

       In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Agreement and certificates of appropriate representatives of the Borrower.

       In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Borrower):

                 (i)     such documents have been
                         duly authorized by, have been duly
                         executed and delivered by, and constitute legal, valid and binding and enforceable obligations of, all of the parties to such documents;

                 (ii) all signatories to such documents have been duly authorized; and

                (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

       Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

       1. The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business described in its Annual Report on Form 10-K for the year ended December 31, 1994 (the "10-K").

       2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the borrowings by the Borrower under the Credit Agreement, are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action on the part of the Borrower and require no action by or in respect of, or filing with, any governmental or regulatory authority or agency of the United States of America or the State of New York, except for the order of the Commission adopted pursuant to the Public Utility Holding Company Act of 1935, as amended (the "Act") (Release No. 35-26156; International Series Release No. 743; 70-8423) as amended by order of the Commission (Release No. 35-26383) (jointly called the "Order") which has been obtained and is in full force and effect, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement or instrument governing Material Debt of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower.

       3. The Credit Agreement and the Notes constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement and the Notes is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

       The foregoing opinions are subject to the following comments and qualifications:

      (A)  The enforceability of Section 9.3 of the Credit
  Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

      (B)  The enforceability of provisions in the Credit
  Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

      (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located
  (other than the State of New York) that limit the interest, fees or other charges such Bank may impose and (ii) the second sentence of Section 9.8 of the Credit
  Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District
  Court for the Southern District of New York to adjudicate any controversy related to any of the Credit Documents.

      (D) We express no opinion as to the enforceability of the following provisions set forth in the Credit
  Agreement:

            (i)   provisions purporting to
                  waive rights to notice, jury trial, or
                  other rights or benefits that cannot be
                  waived under applicable law;

            (ii)  provisions providing that
                  remedies are cumulative; and

           (iii)  provisions that decisions by a party are conclusive.

      (E) With respect to our opinions expressed in paragraph 2 above, we have not undertaken any special examination of the files of the Borrower or any public records of judgments, injunctions, orders or decrees applicable to the Borrower. We have, with your permission, limited our review of (i) material agreements and material instruments to those agreements and instruments listed as material in the exhibit index in the 10-K and (ii) any Material Debt of the Borrower, judgments, injunctions, orders and decrees binding on the Borrower to those identified as such in the Certificate of an officer of the Borrower attached hereto. We express no opinion as to compliance with accounting or financial covenants or requirements contained in any of the aforesaid orders, decrees, Material Debt, material agreements or instruments.

      (F) In connection with the opinions expressed in paragraph 2 above, we note that the authority under the Order for recourse borrowings and investment by the Borrower and its subsidiaries in exempt wholesale generators (as defined in Section 32(e) of the Act) and foreign utility companies (as defined in Section 33(a) of the Act) is limited to 50% of the Borrower's
  "consolidated retained earnings" as determined in accordance with Rule 53(a)(1)(ii).

       The foregoing opinions are limited to matters involving the federal laws of the United States, the Delaware General Corporation Law and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

       At the request of our client, this opinion letter is, pursuant to Section 3.1(a) of the Credit Agreement, provided to you by us in our capacity as counsel to the Borrower and may not be relied upon by any other Person (except that any Person that becomes a party to the Credit Agreement as a Bank after the date hereof may rely upon this opinion as if it were addressed to such Person as of the date hereof) or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

                      Very truly yours,

             EXHIBIT F - Opinion of Special Counsel for the Agent and the
                         Arrangers




                         OPINION OF
                  CRAVATH, SWAINE & MOORE





                                        ______________, 1995



             Central and South West Corporation
                $850,000,000 Credit Agreement
          dated as of November 6, 1995, as amended
             and restated as of January 18, 1996


   Ladies and Gentlemen:

           We have acted as special counsel to Union
  Bank of Switzerland, in its capacity as administrative agent (the "Agent"), and Citibank, N.A., Credit Suisse and Union Bank of Switzerland, in their respective capacities as Arrangers, in connection with the preparation, execution and delivery of the Credit
  Agreement dated as of November 6, 1995, as amended and restated as of January 18, 1996 (the "Credit
  Agreement"), among Central and South West Corporation
  (the "Borrower"), the Banks named therein (the "Banks") and the Agent. In that connection, we have examined executed counterpart copies of the Credit Agreement and executed copies of the Notes issued under the Original
  Credit Agreement (as defined in the Credit Agreement).

           In rendering our opinion, we have with your consent assumed (i) the due authorization, execution and delivery of the Credit Agreement by each party thereto and (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

           Based upon the foregoing, we are of opinion that the Credit Agreement and the Notes constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforceability is considered in a proceeding in equity or at law. In addition, (i) we note that insofar as provisions contained in the Credit Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations, (ii) we express no opinion as to the last sentence of
  Section 9.4 of the Credit Agreement and (iii) we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Bank may be located or wherein enforcement of the Credit Agreement or any Note may be sought that limits rates of interest legally chargeable or collectable.

           We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. This opinion is being delivered to you pursuant to Section 3.1(b) of the Credit Agreement, and may not be relied upon by any other person without our prior written consent, except that any person that becomes a party to the Credit Agreement as a Bank after the date hereof may rely upon this opinion as if it were addressed to such person as of the date hereof.


  Very truly yours,




  The Agent and the Banks
  Referred to Above
     In care of Union Bank of Switzerland
        as Agent
           299 Park Avenue
              New York, New York 10017

  120A

                     EXHIBIT G - Assignment and Assumption Agreement



                      ASSIGNMENT AND ASSUMPTION AGREEMENT




     AGREEMENT dated as of _________, 19__ among <NAME OF
ASSIGNOR> (the "Assignor"), <NAME OF ASSIGNEE> (the
"Assignee"), CENTRAL AND SOUTH WEST CORPORATION (the
"Borrower") and UNION BANK OF SWITZERLAND, as Agent (the
"Agent").

     WHEREAS, this Assignment and Assumption Agreement (the
"Agreement") relates to the Credit Agreement dated as of November 6, 1995, as amended and restated as of January 18, 1996, among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Agent (the "Credit
Agreement");

     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

     WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit
Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned
Amount"), together with a corresponding portion of its Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     Section 1.  Definitions.  All capitalized terms not
otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower and the Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.(1) It is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and

----------------
  (1) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     [Section 4. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 9.6(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent.
Pursuant to Section 9.6(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

     Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note.
The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

     Section 6.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York.

     Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                 <NAME OF ASSIGNOR>


                 By_________________________
                   Name:
                   Title:



                 <NAME OF ASSIGNEE>


                 By__________________________
                   Name:
                   Title:


                 CENTRAL AND SOUTH WEST CORPORATION


                 By__________________________
                   Name:
                   Title:


                 UNION BANK OF SWITZERLAND


                 By__________________________
                   Name:
                   Title: